Exhibit 99.3

Bedrock Energy Partners, LLC and Subsidiaries

Consolidated Financial Statements

As of and for the Year Ended

December 31, 2024

Bedrock Energy Partners, LLC and Subsidiaries

Contents

Page

Independent Auditor’s Report	3 - 4

Consolidated Financial Statements

Consolidated Balance Sheet as of December 31, 2024	6

Consolidated Statement of Operations for the Year Ended December 31, 2024	7

Consolidated Statement of Changes in Members’ Equity for the Year Ended December 31, 2024	8

Consolidated Statement of Cash Flows for the Year Ended December 31, 2024	9

Notes to Consolidated Financial Statements	10 - 24

Tel: 713-960-1706	2929 Allen Parkway, 20th Floor
Fax: 713-960-9549	Houston, TX 77019
www.bdo.com

Independent Auditor’s Report

To the Management and Board of Directors

Bedrock Energy Partners, LLC

Houston, Texas

Opinion

We have audited the consolidated financial statements of Bedrock Energy Partners, LLC and its subsidiaries (the Company), which comprise the consolidated balance sheet as of December 31, 2024 and the related consolidated statements of operations, changes in members’ equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

BDO USA, P.C., a Virginia professional corporation, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

April 29, 2025

Consolidated Financial Statements

Bedrock Energy Partners, LLC and Subsidiaries

Consolidated Balance Sheet

(in thousands)

December 31,	2024
Assets
Current Assets
Cash and cash equivalents	$16,666
Restricted cash	8,177
Accounts receivable, net	16,022
Derivative assets	17,348
Prepaid and other current assets	268
Total Current Assets	58,481

Property, Plant and Equipment
Oil and natural gas properties at cost, successful efforts method
Proved	463,528
Unproved	1,649
Oil and natural gas properties at cost, successful efforts method	465,177
Less accumulated depreciation, depletion and amortization	(158,191)
Oil and natural gas properties at cost, net	306,986
Other property and equipment	4,217
Less accumulated depreciation, depletion and amortization	(4,049)
Other property and equipment, net	168
Right of use assets, long-term	1,832
Long-term derivative assets	23,530
Total Assets	$390,997

Liabilities and Members’ Equity

Current Liabilities
Accounts payable and accrued liabilities	$17,844
Derivative liability	9,955
Lease liabilities, current	935
Current portion of long-term debt	39,708
Other current liabilities	693
Total Current Liabilities	69,135

Long-term debt, net	148,135
Asset retirement obligations	20,275
Deferred income tax, long-term	491
Long-term derivative liabilities	4,622
Other long-term liabilities	85
Lease liabilities, long-term	897
Total Liabilities	243,640

Commitments and Contingent Liabilities (Note 8)

Members’ Equity	147,357
Total Liabilities and Members’ Equity	$390,997

See accompanying notes to consolidated financial statements.

Bedrock Energy Partners, LLC and Subsidiaries

Consolidated Statement of Operations

(in thousands)

Year Ended December 31,	2024
Revenues
Natural gas	$54,936
Natural gas liquids	62,217
Oil	3,282
Other	446
Total Revenues	120,881

Operating Expenses
Lease operating expense	40,768
Workover expense	1,777
Production taxes	5,458
Ad valorem taxes	1,151
Gas gathering, transportation, marketing, and procurement	40,598
Asset retirement obligations accretion expense	1,193
Depreciation, depletion and amortization	24,074
Incentive unit compensation	2,573
General and administrative	6,855
Total Operating Expenses	124,447
Loss from Operations	(3,566)
Other Income (Expense)
Interest expense	(18,972)
Other income	2,167
Loss on derivative contracts, net	(637)
Total Other Expense, net	(17,442)
Loss Before Taxes	(21,008)
Income Tax Expense	(30)
Net Loss	$(21,038)

See accompanying notes to consolidated financial statements.

Bedrock Energy Partners, LLC and Subsidiaries

Consolidated Statement of Changes in Members’ Equity

(in thousands)

Total
Members'
Equity
Balance at January 1, 2024	$165,997
Incentive unit compensation expense	2,573
Net loss	(21,038)
Member distribution	(175)
Balance at December 31, 2024	$147,357

See accompanying notes to consolidated financial statements.

Bedrock Energy Partners, LLC and Subsidiaries

Consolidated Statement of Cash Flows

(in thousands)

Year Ended December 31,	2024
Cash Flows from Operating Activities
Net loss	$(21,038)
Adjustments to reconcile net loss to net cash provided by operating activities:
Amortization of right-of-use asset	225
Asset retirement obligations accretion expense	1,193
Depreciation, depletion and amortization	24,074
Amortization of deferred financing costs	1,976
Loss on derivative contracts	637
Incentive unit compensation expense	2,573
Changes in operating assets and liabilities:
Accounts receivable, net	(107)
Other assets and liabilities	(955)
Accounts payable and accrued liabilities	(4,508)
ARO - plug and abandonment	227
Lease liabilities	(225)
Net Cash Provided by Operating Activities	4,072

Cash Flows from Investing Activities
Oil and natural gas properties capital expenditures	(84)
Cash receipts on derivative contract settlements	26,021
Other property and equipment expenditures	(41)
Net Cash Provided by Investing Activities	25,896

Cash Flows from Financing Activities
Long-term debt repayments	(33,662)
Member distribution	(175)
Net Cash Used in Financing Activities	(33,837)
Net Decrease in Cash and Cash Equivalents and Restricted Cash	(3,869)
Cash and Cash Equivalents and Restricted Cash - beginning of year	28,712
Cash and Cash Equivalents and Restricted Cash - end of year	$24,843
Supplemental Cash Flow Disclosures:
Cash paid for interest	$16,961

See accompanying notes to consolidated financial statements.

Bedrock Energy Partners, LLC and Subsidiaries

Notes to Consolidated Financial Statements

1.	Organization and Business

Bedrock Energy Partners, LLC (“BEP”) and its subsidiaries own and operate oil and natural gas properties in the Barnett Shale area of north Texas and the Permian Basin primarily in Crockett County, Texas. BEP also has non operated properties in the Mid-Continent area in Oklahoma and the Texas Panhandle. BEP was established as a Delaware limited liability company on July 18, 2017 for the purpose of acquiring and developing interests in oil and natural gas properties. The consolidated financial statements include the accounts of BEP and its wholly owned subsidiaries, Bedrock Production, LLC; Bedrock WI NPI Holdco, LLC ; Bedrock Production Employee Co, LLC; Bedrock WI NPI Holdco Member, LLC; Bedrock ABS I Holdings, LLC; Bedrock ABS I, LLC; and Bedrock Development Partners, LLC; collectively referred to as “the Company”.

2.	Summary of Significant Accounting Policies

Risks and Uncertainties

The Company’s revenue, profitability and future growth are substantially dependent upon the oil and natural gas sector, which is sensitive to numerous factors beyond the Company’s control including, but not limited to, commodity prices, U.S. regulatory developments, global economic and environmental pressures, and competition from other energy sources. Natural gas prices have historically been volatile, and there is no evidence to suggest that future prices will be less so. While oil price fluctuations are not significant to the Company overall, a substantial or extended decline in the price of natural gas could have a material adverse effect on the Company’s consolidated financial position, results of operations and cash flows.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”), presented in US dollars. All accounts of BEP and subsidiaries are included with all significant intercompany balances and transactions eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, at the date of the financial statements and the reported amounts of revenues and expenses during the respective reporting periods. Actual results could differ from those estimates, and the Company recognizes the changes in estimates when they become known. Significant estimates and assumptions include:

•	quantities of proved oil and natural gas reserves used to compute depletion of oil and natural gas properties and the related present value of estimated future net cash flows from the production of such reserves;

•	future costs to develop and produce reserves;

•	carrying values of oil and natural gas properties;

•	carrying values of product and equipment inventories;

•	accruals related to capital expenditures, revenues and expenses;

•	valuation of derivative financial instruments;

Bedrock Energy Partners, LLC and Subsidiaries

Notes to Consolidated Financial Statements

•	valuation of equity grants and related compensation expense;

•	future costs and timing of asset retirement obligations (“ARO”);

•	legal and environmental risk and exposures;

•	general credit risk associated with receivables and other assets.

Cash and Cash Equivalents

Cash consists of cash in banks. At any time, cash in banks may exceed federally insured limits. The Company considers all short–term investments with an original maturity of three months or less to be cash equivalents.

Restricted Cash

Per section 8.2(c) of the Indenture Agreement, further discussed in Note 5, the Company established a non-interest-bearing trust account on behalf of the Indenture Trustee, UMB, N.A., for the benefit of the Secured Parties to the Asset Backed Secured (“ABS”) financing agreement. The purpose of the restricted cash is to act as a reserve to ensure principal and interest payments are met in the event of default.

The following table provides a reconciliation of cash and cash equivalents and restricted cash as reported within the consolidated balance sheet that sum to the total of the same such amounts as shown in the consolidated statement of cash flows:

As of December 31,	2024
Cash and cash equivalents	$16,666
Restricted cash	8,177
$24,843

Revenue Recognition

The Company recognizes revenue in accordance with the model in Accounting Standards Update (ASU) 2014-09, “Revenue From Contracts With Customer (Topic 606)”.

The Company produces natural gas, crude oil and natural gas liquids and reports revenues separately for each of these products in its consolidated statement of operations. Oil, natural gas, and natural gas liquids revenues are recognized when control of the products is transferred to the purchaser, typically when: the product is delivered to the purchaser, title or risk of loss is assumed by the purchaser, and collectability of the consideration is considered probable. Revenue is recognized net of royalties due to third parties in an amount that reflects the consideration the Company expects to receive in exchange for those products. Sales are subject to contracts that have commercial substance, contain specific pricing terms, and define the enforceable rights and obligations of both parties. These contracts typically provide for cash settlement within 25 days following each production month and are cancellable upon 30 days’ notice by either party.

The Company’s oil production is primarily sold under market-sensitive contracts typically priced at a differential to the New York Mercantile Exchange (“NYMEX”) price or at purchaser posted prices for the producing area. For oil contracts, the Company generally records sales based on the net amount received.

Bedrock Energy Partners, LLC and Subsidiaries

Notes to Consolidated Financial Statements

The Company’s natural gas production is primarily sold under market-sensitive contracts typically priced at a differential to the published natural gas index price for the producing area due to the natural gas quality and the proximity to major consuming markets. For natural gas contracts, the Company generally records wet gas sales at the wellhead or inlet of the gas processing plant as revenues net of transportation, gathering, and processing expenses if the processor is also the customer and there is no redelivery of commodities to the Company at the tailgate of the plant. Conversely, the Company generally records residual natural gas and natural gas liquid (“NGL”) sales at the tailgate of the plant on a gross basis along with the associated transportation, gathering, and processing expenses if the processor is a service provider and there is redelivery of commodities to the Company at the tailgate of the plant. All facts and circumstances of an arrangement are considered, and judgment is often required in making this determination.

The Company also has contracts that include a Take-In-Kind (“TIK”) option, some of which are exercised and some of which are not. The status of the exercise of any TIK option may impact the accounting for the associated contracts. All facts and circumstances of an arrangement are considered, and judgment is often required in making this determination.

Performance Obligations

The Company applies the optional exemptions in Topic 606 and does not disclose consideration for remaining performance obligations with an original expected duration of one year or less or for variable consideration related to unsatisfied performance obligations.

Credit Losses

On a quarterly basis the Company reviews trade receivables. Generally, agreement terms require trade receivable invoices to be paid within 30 days. Trade receivables are uniquely protected by related revenue streams, where the Company has the right to deduct owed monies from revenues if there is nonpayment. As a result, write-off of trade receivables is in rare cases where there are no remaining revenues to recover the monies from.

On a monthly basis the Company reviews revenue receivable. Generally, contract terms require invoices to be paid within 20 to 25 days. Revenue receivables are due by the 20th of the following month for oil receivables and the 25th of the following month for NGL and natural gas receivables. Revenue receivables are managed through a clearing account; from time-to-time the Company will write-off the immaterial balance from the account.

As of December 31, 2024, the Company has maintained a $0.3 million balance in its Allowance for Credit Losses.

Oil and Natural Gas Properties

The Company uses the successful efforts method of accounting for its oil and natural gas properties. Under this method of accounting, the cost of successful exploration and development activities are capitalized as oil and natural gas properties. Such amounts include the cost of drilling and equipping productive wells, proved property acquisition costs, and site restoration, dismantlement and abandonment costs capitalized in accordance with asset retirement obligation accounting guidance. Costs capitalized may also include any internal costs that are directly related to successful exploration and development activities, including salaries and benefits.

Bedrock Energy Partners, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Exploration costs such as exploratory geological and geophysical costs, dry holes, expiration of unproved leasehold, delay rentals and exploration overhead are expensed as incurred. All costs related to production, general corporate overhead and similar activities are also expensed as incurred.

Proceeds from the sales of individual properties and the capitalized costs of individual properties sold or abandoned are credited to accumulated depletion, depreciation and amortization. Generally, no gain or loss is recognized until an entire amortization base is sold. However, gain or loss is recognized from the sale of less than an entire amortization base if the disposition is significant enough to materially impact the depletion rate of the remaining properties in the depletion base.

At least annually, or whenever events and circumstances indicate that a decline in the recoverability of their carrying value may have occurred, the Company assesses the carrying value of proved oil and natural gas properties. To determine if a depletable unit is impaired, the carrying value of the depletion unit is compared to the undiscounted future net cash flows by applying management’s estimates of future oil and natural gas prices to the estimated future production of oil and natural gas reserves over the economic life of the property less future costs. Future net cash flows are based upon reservoir engineers’ estimates of proved reserves. For a property determined to be impaired, an impairment loss is recognized equal to the difference between the carrying value and the estimated fair value of the impaired property. Fair value is generally estimated using the income approach described in ASC 820, Fair Value Measurements. Each part of this calculation is subject to judgment, including the determination of the depletable units’ estimated reserves, future net cash flows, and fair value. For the year ended December 31, 2024, there was no impairment related to proved oil and natural gas properties.

Asset Retirement Obligations (“ARO”)

ARO represents the legal future abandonment costs of tangible assets, such as wells, service assets, and other facilities. The Company records an ARO and capitalizes the asset retirement cost in proved oil and natural gas properties in the period in which the retirement obligation is incurred based upon the estimated fair value of the obligation to perform site reclamation, dismantle facilities, or plug and abandon wells. After recording these amounts, the ARO is accreted to its future estimated value using an assumed cost of funds and the additional capitalized costs are depreciated on a unit–of–production basis. If the ARO is settled for an amount other than the recorded amount, a gain or loss is recognized. See Note 6 for additional details related to the Company’s ARO.

Derivative Financial Instruments

The Company may periodically enter into derivative contracts to manage our exposure to commodity price and interest rate changes. These derivative contracts may take the form of forward contracts, futures contracts, swaps, collars, and/or options. The Company does not use derivative contracts for trading purposes.

Derivative instruments are reflected on the consolidated balance sheet at their fair value as assets and liabilities. Each derivative contract is classified as either current or noncurrent based on its anticipated settlement date.

Bedrock Energy Partners, LLC and Subsidiaries

Notes to Consolidated Financial Statements

All derivatives are marked to market each period to recognize changes in the fair value of commodity-based derivatives, as well as any realized amounts. The Company does not designate any derivative contracts as hedging instruments for accounting purposes. As such, unrealized gains and losses from changes in the valuation of our unsettled derivative contracts are reported in gain or loss on derivative contracts, net, in our consolidated statement of operations. Cash flows from derivative contracts are presented as cash flows from investing activities unless they contain a significant financing component. In the consolidated balance sheet, receivables and payables resulting from the settlement of derivative instruments are reported as trade receivables and payables. See Note 3, Risk Management for further discussion of derivatives.

The Company is exposed to the credit risk of our counterparties. Credit risk is the potential failure of the counterparty to perform under the terms of the derivative contract. To minimize credit risk, derivative contracts are entered into only with counterparties who are lenders under our Indenture or are deemed by management and other credit-worthy financial institutions to be competent and competitive market makers. See Notes 3 and 4 for a discussion of the use of derivative instruments, management of credit risk inherent in derivative instruments, and fair value information.

Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, restricted cash, receivables, payables, derivatives, and long–term debt. The carrying amount of the Company's financial instruments other than derivatives approximate fair value because of the short-term nature of the items. The long-term debt carries an interest rate in line with market rates and as such the long-term debt approximates fair value which was estimated using Level 3 inputs. See Note 3, Risk Management for further discussion.

Income Taxes

The Company is not a taxpaying entity for federal income tax purposes and, accordingly, it does not recognize any expense for such taxes. The federal income tax liability resulting from the Company’s activities is the responsibility of the Company’s Members. In the event of an examination of the Company’s tax return, the tax liability of the members could be changed if an adjustment of the Company’s income or loss is ultimately sustained by the taxing authorities. Since the Company does not have access to information regarding each member’s tax basis, the Company cannot readily determine the total difference in the basis of its net assets for financial and federal income tax reporting purposes.

The Company is subject to the State Franchise Tax in the State of Texas. Texas Franchise Tax is based on a company’s taxable margin and is an income tax for accounting purposes. The Company recognizes income tax expense and liability for its obligations on the Texas Franchise Tax. It also recognizes deferred income tax assets and liabilities for the differences between book and tax basis of assets and liabilities which will impact the Company’s taxable income in the future periods. Both current and deferred income tax expenses are included in income tax expense in the consolidated statement of operations. The Company includes interest and penalties related to taxes as a component of income tax expense. For the year ended December 31, 2024, the Company did not incur any interest or penalties for income taxes.

There were no margin taxes paid for the year ended December 31, 2024; the Company carried an estimated tax expense of $0.5 million for the year ended December 31, 2024 to be reviewed against future anticipated payment. The Company had no uncertain tax positions meeting the more-likely-than-not criteria as of December 31, 2024.

None of the Company's state income tax returns are currently under examination by state authorities. However, federal and state tax returns for 2021 forward remain subject to examination by the Internal Revenue Service and state taxing authorities, respectively.

Bedrock Energy Partners, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Equity

The Company recognizes incentive unit expense in connection with units granted to employees in accordance with guidance related to share-based payments. This guidance requires all share-based compensation be measured at the fair value of the award and recognized as an expense in the financial statements. The Company has elected to use the Black Scholes pricing model to determine the fair value of units on the date of grant which requires certain highly subjective inputs and assumptions, including the expected term of the units and unit price volatility. The Company estimates the expected life of options granted based on the simplified method under the guidance. Forfeitures are accounted for as they occur.

The assumptions used in calculating the fair value of stock-based awards represent our best estimates, but these estimates involve inherent uncertainties and the application of management judgment. As a result, if factors change and we use different assumptions, our incentive unit expense could be materially different in the future. See Note 7 for additional information.

All share-based compensation to employees is measured based on the grant-date fair value of the awards and recognized on a straight-line basis in our consolidated statement of operations over the requisite service period of the awards, which is generally the vesting term.

3.	Risk Management

Commodity Derivatives

The Company’s business activities expose it to risks associated with variations in the market prices of oil, natural gas, and natural gas liquids. As such, future earnings are subject to change due to variations in market prices. The Company uses derivatives to reduce the associated risk of such changes and does not engage in speculative transactions.

As of December 31, 2024 the Company had commodity contracts with the following terms:

		Weighted
	Hedged	Average
Year	Volume	Fixed Price
Oil (MBbls):
Swaps - 2025	31.5	$60.02
Swaps - 2026	27.8	$65.29
Swaps - 2027	25.0	$62.13
Swaps - 2028	19.4	$59.75

Natural Gas (MMBtus):
Swaps - 2025	23,844	$4.02
Swaps - 2026	21,962	$4.28
Swaps - 2027	19,600	$4.26
Swaps - 2028	15,395	$4.28

Natural Gas Liquids (MBbls):
Swaps - 2025	2,254	$23.12
Swaps - 2026	2,019	$22.34
Swaps - 2027	22	$22.17

Bedrock Energy Partners, LLC and Subsidiaries

Notes to Consolidated Financial Statements

As of December 31, 2024, the Company’s natural gas basis rate swaps had the following terms:

	Hedged
	Volume	Fixed
Year	(MMbtu)	Rate
Swaps - 2025	23,540	$(0.55)
Swaps - 2026	21,363	$(0.63)
Swaps - 2027	9,769	$(0.52)

The following table sets forth the fair values and classification of the Company’s outstanding derivatives (in thousands of dollars):

December 31,
Gross Amounts of Recognized Assets	2024
Current derivative asset	$17,348
Long-term derivative asset	23,530
Total	$40,878

December 31,
Gross Amounts of Recognized (Liabilities)	2024
Current derivative liability	$(9,955)
Long-term derivative liability	(4,622)
Total	$(14,577)

The Company entered into master netting arrangements with its counterparties. In addition, the Company has recorded accounts payable and receivable balances related to its settled derivatives which are subject to its master netting arrangements. These amounts are not included in the above table; however, under its master netting agreements, the Company has the right to offset these positions against its forward exposure related to outstanding derivatives.

Bedrock Energy Partners, LLC and Subsidiaries

Notes to Consolidated Financial Statements

4.	Fair Value Measurement

The Company classifies financial assets and liabilities measured and reported at fair value on a recurring basis using a hierarchy based on inputs used in measuring fair value. US GAAP defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price).

The Company classifies the inputs used to measure fair value into the following hierarchy:

Level 1	Quoted market prices in active markets for identical assets or liabilities.

Level 2	Quoted market prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other than quoted prices that are observable and can be corroborated by observable market data.

Level 3	Unobservable inputs that reflect management’s best estimates and assumptions of what market participants would use in measuring the fair value of an asset or liability.

Recurring Fair Value Measurements

The Company’s derivatives consist of over the counter (“OTC”) contracts which are not traded on a public exchange. As the fair value of these derivatives is based on inputs using market prices obtained from independent brokers or determined using quantitative models that use as their basis readily observable market parameters actively quoted and capable of validation through external sources (including third-party pricing services, brokers, and market transactions), the Company has categorized these derivatives as Level 2. The Company values these derivatives using the income approach with inputs such as the forward curve for commodity prices based on quoted market prices and prospective volatility factors related to changes in the forward curves. The Company’s estimates of fair value have been determined at discrete points in time based on relevant market data.

The following table presents the fair value hierarchy table for the Company’s assets and liabilities that are required to be measured at fair value on a recurring basis as of December 31, 2024 (dollars in thousands):

		Fair Value Measurements
		Quoted Prices	Significant Other	Significant
		in Active Markets	Observable	Unobservable
		for Identical Assets	Inputs	Inputs
December 31, 2024	Fair Value	(Level 1)	(Level 2)	(Level 3)
Assets:
Oil, natural gas and natural gas liquid swaps	$39,579	$-	$39,579	$-
Natural gas basis swaps	1,299	-	1,299	-
Total	$40,878	$-	$40,878	$-

Liabilities:
Oil, natural gas and natural gas liquid swaps	$(12,675)	$-	$(12,675)	$-
Natural gas basis swaps	(1,902)	-	(1,902)	-
Total	$(14,577)	$-	$(14,577)	$-

Bedrock Energy Partners, LLC and Subsidiaries

Notes to Consolidated Financial Statements

5.	Long-Term Debt

Asset-Backed Bond

On November 22, 2022, BEP ABS I, LLC ("ABS, LLC"), a wholly owned subsidiary of BEP, issued $255 million in asset-backed bonds through an Asset-Backed Security (“ABS”) transaction. The bonds were issued to institutional investors in a private placement under Rule 144A of the Securities Act of 1933, as amended.

The ABS transaction was secured by a diversified pool of BEP's oil and natural gas assets, including producing operated and non-operated properties across the Barnett, Permian, and Mid-Continent basins. The bonds have a fixed interest rate of 7.9% and a maturity of 15 years, with monthly principal and interest payments due over a six-year period. Pursuant to the terms of the ABS agreement, the notes are subject to a six-year amortization schedule, during which the Company is required to make monthly principal and interest payments. Upon completion of the amortization of the notes, the Company may elect to retire the outstanding notes in full. All outstanding notes must be fully retired no later than the contractual maturity date, which is 15 years from the issuance date.

The bonds were rated BBB+ by a leading credit rating agency.

In connection with obtaining the asset-backed bond, the Company incurred lender’s fees and related attorney fees of $11.8 million. The Company reports these costs in the consolidated balance sheet as a reduction from the face amount of the Long-Term Debt with the amortization classified as interest expense over the life span of the loan. As of December 31, 2024, the Company’s amortization of deferred financing costs was $2.0 million.

As of December 31, 2024, principal payments on our 7.9% bonds are due as follows:

Year Ending December 31,
2025	$39,708
2026	49,028
2027	48,179
2028	48,795
2029	10,097
$195,807

Bedrock Energy Partners, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Covenants and Restrictions

The bond indenture includes certain non-affirmative covenants and restrictions designed to protect bondholders' interests. Key covenants and restrictions include:

Hedge Future Production: The Company is required to enter into financial derivatives contracts covering at least 85% of the aggregate projected production from reserves classified as developed producing reserves for the following 24-month period. For the year ended December 31, 2024, the Company was in compliance with bond indenture restrictions.

Maintenance of Collateral: BEP is obligated to maintain the quality and value of the underlying collateral pool throughout the term of the bonds. This includes compliance with applicable laws and regulations, maintenance of insurance coverage, and ensuring the proper operation of the assets. For the year ended December 31, 2024, the Company was in compliance with bond indenture restrictions.

Restrictions on Additional Debt: The bond indenture restricts BEP's ability to incur additional debt that would adversely affect the bondholders. Any new debt issuance is subject to specific conditions, such as maintaining a minimum collateral coverage ratio. For the year ended December 31, 2024, the Company was in compliance with bond indenture restrictions.

6.	Asset Retirement Obligations

The following table presents the reconciliation of the beginning and ending aggregate carrying amounts of long-term legal obligations associated with the retirement of property, plant, and equipment at December 31, 2024 (dollars in thousands):

2024
Beginning balance	$19,309
Plug and abandonment	(227)
Accretion	1,193
Ending Balance	$20,275

7.	Incentive Units

The Company has two classes of equity: Series A member units comprising 100% of the voting interests and Series B member units that are nonvoting profits interests (“Incentive Units”). The Series A units earn an 8% preferential return on original investment before cash distributions are made on the Series B units. There were 119,816,513 Series A units issued and outstanding as of December 31, 2024.

The Limited Liability Company Agreement of BEP dated July 18, 2017 (as amended, the “Agreement”), authorized the Company to issue Series B Units to employees of the Company or affiliates of the Contract Operator as incentive compensation. These awards are accounted for as equity awards under ASC 718 Stock Compensation. Incentive Units are valued on the date of grant using the Black-Scholes option pricing model, an expected term of 5 years, no dividends and a risk-free interest rate based on the five-year U.S. Treasury yield curve. The first 75% of the Series B Units vest ratably on each of the first through fifth anniversaries of the vesting date, with the final 25% being vested only upon a Liquidity Event or Public Offering as defined in the Agreement.

Bedrock Energy Partners, LLC and Subsidiaries

Notes to Consolidated Financial Statements

The total grant date fair value of the 58,500 Series B units granted in 2019 as of December 31, 2024 was approximately $0.8 million.

A summary of the activity related to the Series B Units is as follows:

Units
Outstanding - January 1, 2024	583,500
Vested	(82,274)
Forfeited	(729)
Outstanding - December 31, 2024	500,497

8.	Commitments and Contingencies

Certain conditions may exist as of the date the Company’s consolidated financial statements are issued, which may result in a loss, but which will only be resolved when one or more future events occur or fail to occur. In the preparation of the consolidated financial statements, management assesses the need for accounting recognition or disclosure of these contingencies, if any, and such assessment inherently involves an exercise in judgment. In assessing loss contingencies related to legal proceedings pending against the Company or unasserted claims that may result in such proceedings, management and legal counsel evaluate the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

When applicable, the Company will accrue an undiscounted liability for contingencies where the incurrence of a loss is probable, and the amount can be reasonably estimated. If a range of amounts can be reasonably estimated and no amount within the range is a better estimate than any other amount, the minimum amount within the range is accrued.

For contingencies where an unfavorable outcome is reasonably possible and the impact would be material, the Company discloses the nature of the contingency and, if feasible, an estimate of the possible loss or range of loss. Loss contingencies considered remote are generally not disclosed.

The Company is currently unaware of any proceedings that, in the opinion of management, will individually or in aggregate have a material adverse effect on its consolidated financial position, results of operations, or cash flows.

Lease Commitments

The Company holds various leases for facilities, vehicles, and field compressors for use in operations which expire at various dates through 2028.

Bedrock Energy Partners, LLC and Subsidiaries

Notes to Consolidated Financial Statements

The future estimated payments under these commitments expire at various dates in 2024 and thereafter. The following summarizes the gross aggregate future cash payments under these contracts at December 31, 2024 (dollars in thousands).

Year Ending December 31,
2025	$956
2026	612
2027	251
2028	61
Thereafter	-
1,880
Less imputed interest	(48)
Present value of lease liability	$1,832

9.	Concentration of Credit Risk

The Company’s revenues are derived principally from uncollateralized sales to customers in the oil and natural gas industry; therefore, the Company’s customers may be similarly affected by changes in economic and other conditions within the industry. Expected losses are provided for currently. During the year ended December 31, 2024, two purchasers each accounted for 10% or more of the Company’s total hydrocarbon sales, individually accounting for 40% and 19%. No other purchaser accounted for more than 10% of the sales value of the Company’s production during the year.

The Company’s derivative contracts are with major financial institutions. Should one of these financial counterparties not perform, the Company may not realize the benefit of some of its derivative contracts and could incur a loss. As of December 31, 2024 all of the Company’s counterparties have performed pursuant to their derivative contracts.

10.	Subsequent Events

The Company has evaluated subsequent events through April 29, 2025, the date the consolidated financial statements were issued, and concluded no material recognizable subsequent events had occurred that would require recognition or disclosure other than as previously disclosed in these consolidated financial statements and notes.

11.	Supplemental Oil and Gas Information (Unaudited)

Net Proved Oil, NGL and Natural Gas Reserves

For the year ended December 31, 2024, Bedrock Production, LLC utilized Cawley, Gillespie and Associates, Inc., independent reserve engineers, in the preparation of its estimated oil and natural gas reserves. In accordance with Securities and Exchange Commission (“SEC”) regulations, the reserves as of December 31, 2024 were estimated using realized prices, which reflect adjustments to the benchmark prices for quality, certain transportation fees, geographical differentials, marketing bonuses or deductions and other factors affecting the price received at the delivery point. The estimated reserves of Bedrock Production are reported in three streams: crude oil, natural gas and NGLs.

Bedrock Energy Partners, LLC and Subsidiaries

Notes to Consolidated Financial Statements

The SEC has defined proved reserves as the estimated quantities of crude oil, natural gas, and NGLs that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. The process of estimating crude oil, natural gas and NGLs reserves is complex, requiring significant decisions in the evaluation of available geological, geophysical, engineering and economic data. The data for a given property may also change substantially over time as a result of numerous factors, including additional development activity, evolving production history and a continual reassessment of the viability of production under changing economic conditions. As a result, material revisions to existing reserve estimates may occur from time to time. Although every reasonable effort is made to ensure that reserve estimates reported represent the most accurate assessments possible, the subjective decisions and variances in available data for various properties increase the likelihood of significant changes in these estimates. If such changes are material, they could significantly affect future amortization of capitalized costs and result in impairment of assets that may be material.

The following tables provide an analysis of the changes in estimated proved reserve quantities of crude oil, natural gas and NGLs for the year ended December 31, 2024, all of which are located within the United States:

	Year ended December 31, 2024
	Crude Oil	Natural Gas	Liquids	Total
	(Bbl)	(Mcf)	(Bbl)	(Mcfe)
Proved reserves as of December 31, 2023	443,000	385,892,000	38,499,000	619,544,000
Revisions of previous estimates	112,086	4,806,944	3,443,964	26,143,245
Production	(45,980)	(29,752,992)	(2,727,172)	(46,391,905)
Proved reserves as of December 31, 2024	509,106	360,945,952	39,215,792	599,295,340
Proved developed reserves
Beginning of year	443,000	385,892,000	38,499,000	619,544,000
End of year	498,473	358,047,450	38,757,887	593,585,610
Proved undeveloped reserves
Beginning of year	—	—	—	—
End of year	10,633	2,898,670	457,879	5,709,706

For the year ended December 31, 2024, there were no extensions, discoveries, acquisitions or divestitures. There were no PUDS converted to PDP during the year.

Revisions of previous estimates — Net upward revisions to proved developed reserves totaled 26,143,245 Mcfe or approximately 4% of the total reserves. There were 81 PDP and PDNP cases and two PUD cases that added 16,680,882 Mcfe of positive revisions that had not been included in the 2023 balances. These cases were added due to changes in technical revisions. 127 cases were removed due to economic viability totaling 17,504,858 Mcfe. Despite the negative pricing movement, 25,319,269 Mcfe was added due to technical revisions and improved margin on certain proved developed wells.

Standardized measure of discounted future net cash flows relating to proved crude oil and natural gas reserves

The standardized measure of discounted future net cash flows does not purport to be, nor should it be interpreted to present, the fair value of the oil, NGL and natural gas reserves of the property. An estimate of fair value would take into account, among other things, the recovery of reserves not presently classified as proved, the value of proved properties and consideration of expected future economic and operating conditions.

Bedrock Energy Partners, LLC and Subsidiaries

Notes to Consolidated Financial Statements

The estimates of future cash flows and future production and development costs as of December 31, 2024 are based on realized prices, which reflect adjustments to the benchmark prices for quality, certain transportation fees, geographical differentials, marketing bonuses or deductions and other factors affecting the price received at the delivery point. All realized prices are held flat over the forecast period for all reserve categories in calculating the discounted future net cash flows. In accordance with SEC regulations, the proved reserves were anticipated to be economically producible from the "as of date" forward based on existing economic conditions, including prices and costs at which economic producibility from a reservoir was determined. These costs, held flat over the forecast period, include development costs, operating costs, ad valorem and production taxes and abandonment costs after salvage. The estimated future net cash flows are then discounted at a rate of 10%.

The following table presents the standardized measure of discounted future net cash flows relating to proved oil, NGL and natural gas reserves for the period presented (in thousands):

December 31,
2024
Future cash inflows	$1,691,462
Future production costs	(1,182,066)
Future development and abandonment costs	(42,620)
Future income taxes	(8,783)
Future net cash flows	457,993
10% annual discount for estimated timing of cash flows	(249,970)
Standardized measure of discounted future net cash flows	$208,023

Bedrock Energy Partners, LLC and Subsidiaries

Notes to Consolidated Financial Statements

The following table presents the changes in the standardized measure of discounted future net cash flows relating to proved oil, NGL and natural gas reserves for the period presented (in thousands):

2024
Standardized measure of discounted future net cash flows at January 1	$238,380
Net change in prices and production costs	(23,531)
Changes in estimated future development and abandonment costs	8,712
Sales of crude oil and natural gas produced, net of production costs	(30,684)
Revisions of previous quantity estimates	9,827
Change in income taxes	649
Accretion of discount	24,301
Change in timing of estimated future production and other	(19,631)
Net change	(30,357)
Standardized measure of discounted future net cash flows at December 31	$208,023

Price and cost revisions are primarily the net result of changes in prices, based on beginning of the year reserve estimates. Future development costs revisions are primarily the result of the extended economic life of proved reserves and proved undeveloped reserve additions attributable to increased development activity.

Average oil prices used in the estimation of proved reserves and calculation of the standardized measure were $71.93, average realized gas prices was $1.97, and average NGL price was $23.96. We used 12-month average oil, gas, and NGL prices, based on the first-day-of-the-month price for each month in the period.